MODEL PERFORMANCE ACQUISITION CORP.
incorporated in the British Virgin Islands
Company No. 2052194
(the Company)

Certified extract of Minutes of the Special Meeting of the Shareholders of the Company

Held at:	The offices of Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, and virtually via live webcast at https://www.cstproxy.com/modelperformanceacquisition/sm2022.
On:	December 28, 2022
Shareholders Present:	First Euro Investments Limited (represented by proxy Rongwei Xie and Jaszick Maldonado)
Others in Attendance:	Jane Tam Rongwei Xie Jaszick Maldonado Karen Smith (as Inspector of Election)

"(d) Approve deleting Regulation 24.5(c) in the Company's existing articles of association and replacing it with: "The Company will not consummate any Business Combination unless it (i) has net tangible assets of at least $5,000,001 upon consummation of such Business Combination, or (ii) otherwise is exempt from the provisions of Rule 419 promulgated under the Securities Act of 1933, as amended" in order to expand the methods that MPAC may employ to not become subject to the "penny stock" rules of the Securities and Exchange Commission. This proposal is referred to as the "Charter Amendment Proposal" or "Proposal No. 4."

Signed for and on behalf of
Ogier Global (BVI) Limited
Registered Agent

Monique Adams
Authorised Signatory
Dated: 28 December 2022